      As filed with the Securities and Exchange Commission on June 9, 1999
                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                                 7TH LEVEL, INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                             75-2480669
(State or other jurisdiction of                            (I.R.S. Employer
  incorporation organization)                             Identification No.)
                             925 Westchester Avenue
                          White Plains, New York 10604
                                 (914) 682-4300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                                 STEPHEN P. GOTT
                      President and Chief Executive Officer
                                 7th Level, Inc.
                             925 Westchester Avenue
                          White Plains, New York 10604
                                 (914) 682-4300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:
                               GERALD ADLER, ESQ.
                      Swidler Berlin Shereff Friedman, LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 758-9500
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
                                                           ----------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/
                                    -----------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
       Title of                                          Proposed            Proposed Maximum
       Shares to                Amount to            Maximum Offering            Aggregate               Amount of
     be Registered            be Registered          Price Per Share          Offering Price         Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------
   Common Stock, par      5,334,216 shares (1)            $5.02               $26,777,764.32             $7,444.29
 value $0.01 per share
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The Registration Fee has been calculated pursuant to Rule 457 as follows: 5,334,216 multiplied by .000278 multiplied by $5.02, the average of the bid and asked sales prices of the Registrant's Common Stock as included on the Nasdaq National Market on June 4, 1999.

                    -----------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                 7TH LEVEL, INC.

                               5,334,216 SHARES OF
                                  COMMON STOCK

         We are furnishing this document to you to allow the selling stockholders to sell up to 5,334,216 shares of our common stock. The selling stockholders may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.


         Our common stock is quoted on the Nasdaq National Market under the symbol "SEVL". On June 7, 1999, the closing price of our common stock as reported by the Nasdaq National Market was $5.3125 per share.


         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH 7TH LEVEL, INC. AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June __, 1999.

                                 7TH LEVEL, INC.

BUSINESS STRATEGY AND STRATEGIC DIRECTION

Our goal is to become the world's leading provider of Internet and network delivered learning and education. Our mission is to provide our customers, including consumers, corporations, government agencies and educational organizations, with a complete solution for learning and education.

In furtherance of our goal and mission, we have recently completed the acquisition of Panmedia Corporation which produces the Learn2.com web site and have reached an agreement to acquire ViaGrafix Corporation. Both of these transactions are important steps in helping us to attain our goals.

We have created or licensed over 200 tutorial titles which we license to customers on a subscription basis. The subject matter of the tutorials includes the following:

o   Desktop applications including Windows 98 and Microsoft Office 97
o   Courses to prepare for Microsoft Certification
o   Programming courses including Visual Basic and HTML
o   Business skills including time management and interviewing skills

Our strategy includes the integration of the Learn2.com and Tutorials.com web sites. The Learn2.com web site enables us to initiate an additional revenue stream related to the sales of advertisements and sponsorships.

CONSUMER

    TUTORIALS.COM

    We market interactive multimedia tutorials to consumers on the Internet through our Tutorials.com web site. Users of Tutorials.com can choose from a variety of titles covering a wide range of subjects, including desktop application software, computer programming and English as a second language. This online library is targeted to both the mass consumer audience who frequently use the Internet as well as the large and growing segment of work at home professionals and students who demand instantaneous results. Our goal is to be universal so that Tutorials.com is linked to numerous of web sites and searches for "tutorials" will always link to Tutorials.com. We own the domain name "Tutorials.com" and are penetrating this market through the following channels:

o Vertical Portal - We have and are continuing to enter into revenue sharing arrangements with widely recognized, branded web sites or portals. Tutorials.com is an educational content provider benefitting from that site's local traffic. To date, an anchor tenant contract with AOL represents our most widely recognized relationship.

o PC Manufacturers - We have and are continuing to enter into revenue sharing arrangements with PC manufacturers. Under these arrangements, an icon on the desktop links directly to Tutorials.com. We have entered into a contract with Gateway, Inc. which is our first step toward this objective.

o Affiliates Program - We have and are continuing to extend our market presence through our Affiliates Program, which enables associated web sites to make our products available to their audiences. We have entered into an agreement with GeoCities, in which we are exposed to its web site owners. We have also entered into an agreement with Linkshare, which specializes in building affiliate programs and provides us with access to over 65,000 web sites.

o Destination Site - We are marketing Tutorials.com as a destination web site through a comprehensive marketing strategy designed to strengthen the tutorials.com brand name, increase customer traffic to the tutorials.com web site, build customer loyalty, encourage repeat purchases, and develop incremental revenue opportunities.

    LEARN2.COM

    We offer a wide spectrum of step-by-step instructions on skills, activities and tasks; an extensive set of discussion forums where consumers can find and share information; and hundreds of helpful tips through our web site, Learn2.com. Approximately 200 comprehensive tutorials and 1,000 learnlets, abbreviated tutorials, are currently available online, and another 200 tutorials are in the editorial development process.

CORPORATIONS AND OTHER ORGANIZATIONS - LEARNING UNIVERSITY, STREAMMAKER AND
AGENT7

Our solutions for corporations and other organizations consist primarily of the following products and services:

o   Learning University-TM-
o   StreamMaker-TM- and custom tutorial creation and conversion
o   Agent7-TM- and custom character creation

    LEARNING UNIVERSITY - Learning University-TM- 2.8, the current version of LU, is an interactive education and learning web site that we maintain for our customers. LU includes tutorials, administration, reporting and e-commerce capabilities. LU provides a cost effective, value added service that we believe is superior to that which an organization can deliver on its own. Our customers can offer training to their employees, across a computer network, corporate intranet or the Internet. LU allows each customer and its employees to tailor training to their individual needs. LU enables users to practice and test skills as they learn utilizing simulation technologies to practice many of the concepts introduced. After the completion of each course, users can print a completion certificate indicating that they have successfully met all of the requirements of the course. Users of LU can choose from a variety of titles covering a wide range of subjects, including desktop application software, computer programming and business skills.

    STREAMMAKER - StreamMaker-TM- 5.0A, the current version of our authoring tool, utilizes patent pending technology to produce fully synchronized, interactive, CD-ROM quality multimedia streams that can be delivered through computer network connections, including a 28.8 modem connection, without download. The benefits of StreamMaker include:

o   A proprietary method for graphics compression
o A patent pending technology which ensures that the elements of a multimedia production including audio, graphics, animation, video and text are synchronized
o   The ability to develop interactive streams
o   A design which facilitates integration with other technologies

To date, we have licensed StreamMaker to several companies including IBM and Intuit.

    CUSTOM TUTORIAL CREATION AND CONVERSION - We use StreamMaker to stream or create "7thStreet-Enabled" tutorials for our customers' web based applications or proprietary software. We are currently marketing these services to companies that have active web sites. Our services are intended to help our customers educate their customers on the use of, navigation of, content of, and products on their web sites. We also use StreamMaker to convert existing content so that it can be streamed. In certain cases we may recommend authorized consultants to our customers to create original or convert existing content for them.

    AGENT7 AND CUSTOM CHARACTER CREATION - We have integrated Agent7-TM- into StreamMaker. Agent7 is our intelligent agent authoring tool that streams data to enable animated characters to automatically speak and gesture based on speaker-independent voice recognition and text-to-speech synthesis. The benefits of Agent7 include:

o The ability to reuse animation gestures with different dialogs. This saves production costs and allows the modification of character gestures and dialogs in only minutes instead of days or weeks.

o The quality and impact of the animation experience exceeds the typical quality experienced at normal Internet modem speeds by streaming animation data, then assembling it on the PC.

o   No special programming skills are necessary.

o Users can program interactivity to link the characters to web pages and applications.

We can create custom characters that represent a company's mascot or logo. Agent7 characters can deliver virtually any kind of information and provide interactivity to assist and instruct the average Internet user. Agent7 characters can be delivered over the Internet in a variety of ways including embedded into web pages and delivered in e-mails.

THE TOTAL SOLUTION

We believe that there is a significant market opportunity for our flexible, engaging and cost-effective education and training solutions. We believe that the combination of our off the shelf and custom products and services will attract customers who desire the convenience of one stop shopping. In addition, we believe that once customers have purchased our products and services we will have significant opportunities to sell additional products and services.

    Additional information about our company is available via its web site at WWW.7THSTREET.COM. Our principal executive offices are located at 925 Westchester Avenue, White Plains, New York 10604, telephone (914) 682-4300.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY.

As an early-stage Internet company, we have an evolving and unpredictable business model. In addition, we face intense competition and we must effectively manage our growth and respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

Commencing in the summer of 1997, we changed our business from that of a producer and distributor of CD ROM content to that of a supplier of animation technology principally directed at the Internet market. From inception in May 1993, we have never earned an annual profit. We introduced Agent7, our first Internet product in August 1998. In 1998, we generated relatively limited revenues from operations, and have incurred net losses each year since our inception in May 1993. Our net losses for the 1995, 1996, 1997 and 1998 fiscal years were approximately $14.6 million, $24.3 million, $22.5 million and $16.8 million, respectively. As of December 31, 1998, we had an accumulated deficit of approximately $85 million. Of the $16.8 million loss for the 1998 fiscal year, approximately $5.4 million was due to a beneficial conversion feature contained in the terms of a convertible preferred stock issuance completed in May 1998. We expect to incur significant net losses through approximately the end of 1999 and may continue to incur net losses thereafter.

WE FACE FUTURE CAPITAL NEEDS AND UNCERTAINTY IN ACQUIRING ADDITIONAL FINANCING TO MEET THOSE NEEDS.

We anticipate that currently available funds, including funds we may receive from selling additional shares of common stock to Fletcher International Limited under its subscription agreement, dated as of December 14, 1998, and cash flow generated from business operations, will be sufficient to meet anticipated needs for working capital and capital expenditures for at least the next twelve months. We expect to raise additional funds in order to develop, acquire and/or market products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in 7th Level will be reduced. Also, these securities may have rights, preferences or privileges senior to common stock. However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of our business opportunities.

OUR RECENT ACQUISITION OF STREET TECHNOLOGIES, INC. MAY AFFECT OUR SHORT-TERM BUSINESS PROSPECTS.

The successful combination of 7th Level and 7th Street.com, Inc. (formerly, Street Technologies, Inc.) will require substantial effort. The diversion of the attention of management and difficulties encountered in the transition process could have an adverse impact on our ability to realize the full benefits of the merger. The successful combination of the two companies will also require coordination of our sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or loss of momentum in, our activities.

THE FAILURE OF OUR ACQUISITION OF PANMEDIA CORPORATION TO QUALIFY AS A POOLING OF INTERESTS WOULD NEGATIVELY AFFECT OUR COMBINED FINANCIAL RESULTS.

The failure of our acquisition of Panmedia Corporation to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason would materially and adversely affect our reported earnings and could also adversely affect the market price of our common stock.

OUR RECENT ACQUISITION OF PANMEDIA CORPORATION MAY AFFECT OUR SHORT-TERM BUSINESS PROSPECTS.

The successful combination of Panmedia Corporation and 7th Street.com, Inc., including the successful integration of the Tutorials.com and Learn2.com web sites, will require substantial effort. The diversion of the attention of management and difficulties encountered in the transition process could have an adverse impact on our ability to realize the full benefits of the merger. The successful combination of the two companies will also require coordination of our sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or loss of momentum in, our activities.

WE MAY NOT BE ABLE TO COMPLETE OUR PROPOSED ACQUISITION OF VIAGRAFIX
CORPORATION.

Our proposed acquisition of ViaGrafix Corporation is subject to a number of customary conditions, including the vote of both companies stockholders and registration of our common stock to be issued in the merger. If one or more of those conditions are not met, we will not be able to complete our acquisition of ViaGrafix which could materially affect our future business plans. In addition, if we do not complete the acquisition, we may not be able to retain ViaGrafix as a supplier of content.

OUR EXPECTED BENEFITS OF THE VIAGRAFIX ACQUISITION MAY NOT BE REALIZED.

If we are not able to effectively integrate our operations and personnel in a timely and efficient manner, then the benefits of the merger will not be realized. In particular, if the integration is not successful:

o   Our operating results may be adversely affected

o   We may lose key personnel

In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could have a material adverse impact on the combined company.

THE ACQUISITION OF VIAGRAFIX COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to our stockholders resulting from the issuance of our common stock in connection with the merger, then our financial results, including earnings per share, could be adversely affected.

DUE TO OUR LIMITED OPERATING HISTORY AND THE UNPREDICTABILITY OF OUR INDUSTRY, WE CANNOT ACCURATELY FORECAST OUR REVENUES.

We base our current and future expense levels on our investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

Our quarterly operating results will fluctuate for many reasons, including:

o Our ability to retain existing customers, attract new customers and satisfy our customers' demand
o   Our ability to acquire content and manage our content relationships
o Changes in gross margins of our current and future products, services and markets
o Introduction of our new web sites, services and products or those of our competitors
o Changes in usage of the Internet and online services and consumer acceptance of the Internet and electronic commerce
o   Timing of upgrades and developments in our systems and infrastructure
o   The level of traffic on our web sites
o The effects of acquisitions and other business combinations, and related integration
o   Technical difficulties, system downtime or Internet brownouts

You should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

WE FACE RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS.

The markets for our products and services are characterized by rapid technological change, frequent new product introductions and evolving industry standards. We believe that our future success depends upon our ability to develop and market products and services that incorporate and apply new technologies, and our ability to enhance and expand our existing product lines and services. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. We may not be:

o   Able to develop or market new products or services successfully
o   Successful in commercially developing new products and services
o Able to respond effectively to technological changes, new industry standards, or new products or services offered by our competitors
o   Able to raise sufficient capital when required to implement our strategies

Our future success will depend upon, among other factors, the extent to which companies continue to adopt web based training programs, the proliferation of multimedia PCs inside corporations and the acceptance of the Internet as a viable distribution medium. If our solutions do not become widespread or we do not achieve market acceptance, or are unable to anticipate technological change or evolving industry standards and successfully introduce new products our business, results of operations, and financial condition could be adversely affected.


WE DEPEND UPON STRATEGIC ALLIANCES OR RELATIONSHIPS.

We depend upon third parties for several critical elements of our business including technology, content development and distribution activities.

Technology - Technology critical to our products and solutions including speech recognition and the speech synthesis engine are licensed from third parties. We have improved these technologies and applied them in unique ways with our other proprietary techniques. If the licensors were to terminate our license agreements, we may have to make substantial expenditures to develop or license replacement technology. This could adversely affect the performance of our business.

Content Development - Some of our licensed content is available from a limited number of resources. Currently, seventy-five percent (75%) of our tutorials are licensed from two sources, ViaGrafix and NIIT. Although to date we have been able to license adequate tutorials, our inability in the future to obtain content from third parties, or to develop our own content could result in delays in product introductions or shipments. We depend on the quality and reliability of the tutorials licensed and timely delivery of these tutorials by our sources. Although we have agreements specifying the terms of the licenses, these agreements may not be enforceable. We believe that we can arrange alternate sources for some or all of these tutorials, but the inability of any of these content providers to provide these tutorials to us on a timely basis could affect the performance of our business. Our planned acquisition of ViaGrafix, whether or not completed, may alienate certain of ViaGrafix's competitors from doing business with us in the future.

Distribution Activities - We currently have relationships with online services and Internet content providers including AOL, GeoCites and Linkshare. Additionally, we have relationships with authorized resellers. Under our agreement with AOL, its members will have direct access to Tutorials.com. GeoCities and Linkshare market our Affiliates Program to their customers. These distribution agreements typically are not exclusive and may be terminated upon certain conditions. Many of our agreements with our distribution partners do not require minimum purchase commitments or have payment terms for periods up to one year. There is no assurance that these contracts will result in revenues.

WE FACE A RISK OF SYSTEM FAILURE.

Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. Currently, we are using one major Internet service provider. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our business depends in significant part on our operations center in Golden, Colorado. Although we have arranged for off-site back-up for our network control, this measure does not eliminate the risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer operations center and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks including our operations center could adversely affect the performance of our business.

A LARGE PORTION OF OUR REVENUES COMES FROM A SMALL NUMBER OF CUSTOMERS.

At present, a relatively small group of our customers are responsible for a significant percentage of our revenue. For example, for the year ended December 31, 1998, royalties and production fees from our largest customer accounted for 34% of net revenue. Although we believe that our current relationships with our customers are generally good, the loss of one or more of our major customers could affect the performance of our business.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE.

The trading price of our common stock can fluctuate significantly. For example, during the 52- week period ended June 7, 1999, the market price of our stock ranged from $1.25 to $12.625. The market price of our common stock may fluctuate in response to certain events and factors. For example, on March 5, 1999, we announced an agreement with AOL to offer training to AOL members through Tutorials.com. As a result of the announcement, on the following Monday March 8, 1999, the stock price ranged from $5.00 to $8.884 with a trading volume of 38,259,000 shares.

The Internet is an evolving commercial venue. We consider building and maintaining key marketing and technology relationships an important factor in our success. In addition these relationships are likely to impact the trading price of our common stock.

A drop in the market price of our common stock may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced volatility that often has been unrelated to the operating performance of these companies.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

As of May 14, 1999, we had 32,642,902 shares of common stock outstanding and 8,984,801 common stock equivalents including convertible notes, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the common stock equivalents range from $.01 and $11.50 per share. These securities also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock. If we continue to acquire new companies through the issuance of common or preferred stock your percentage of ownership may be diluted.

Under the terms of the subscription agreement with Fletcher, Fletcher purchased 1,666,667 shares of common stock for $5,000,000, or $3.00 per share, and rights to purchase an additional

100,000 and 650,000 shares of common stock for $.01 and $4.50, respectively. On March 16, 1999, we granted Fletcher rights to purchase 100,000 shares of our common stock for $.01. The subscription agreement provides that at our election and as long as the market price of our common stock is greater than $3.00 per share, Fletcher is obligated to purchase up to an additional $5,000,000 of common stock at market prices when we elect to exercise our right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of common stock if our common stock does not meet certain price targets or if we do not have an effective registration statement for the resale of Fletcher's shares of our common stock. Any additional issuances to Fletcher would further dilute your percentage ownership of our common stock

This prospectus relates to the sale by, among others, the Street stockholders of shares of our common stock which they have received under the Agreement and Plan of Merger, dated February 16, 1999. We have already issued 4,948,182 shares of our common stock and 21,661 shares of our Series D Preferred Stock to the Street stockholders. The Street stockholders' shares of Series D Preferred Stock will automatically convert into 7,220,323 shares of our common stock if approved by our stockholders. In addition, options and warrants to purchase 4,907 shares of Series D Preferred Stock are currently outstanding which will be exercisable for 1,635,355 shares of our common stock if approved by our stockholders. The conversion of Series D Preferred Stock would further dilute your percentage ownership of our common stock.

Upon completion of the ViaGrafix acquisition we will issue approximately 10.7 million shares of common stock. This issuance will further dilute your percentage of ownership of common stock.

Year 2000 Impact

Many currently installed computer systems and software may be coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. As a result, many software and computer systems may need to be upgraded or replaced. We are in the process of assessing the Year 2000 issue and expect to complete the program in the second quarter of 1999. We have not incurred material costs to date in the process, and do not believe that the cost of additional actions will have a material effect on our consolidated financial position or results of operations. Our current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. In addition, we utilize third-party equipment, software and content, including non-information technology systems that may not be Year 2000 compliant. We are in the process of completing our activities relative to assessing whether our internally developed software, third-party systems and non-information technology systems are adequately addressing the Year 2000 issue. Failure of third-party equipment, software or content to operate properly with regard to the Year 2000 issue could require unanticipated expenses, which could have a material adverse effect on our business. We are assessing whether our suppliers are adequately addressing their Year 2000 compliance issues. We have initiated formal communications with our significant suppliers and service providers to determine the extent to which their systems or services may be vulnerable if they fail to address and correct their own Year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be Year 2000 compliant. We are in the process of developing a contingency plan that will address situations that may result should Year 2000 compliance for critical operations not be fully achieved in 1999.

                               RECENT DEVELOPMENTS

         VIAGRAFIX CORPORATION ACQUISITION

         On June 1, 1999, we entered into an Agreement and Plan of Merger with ViaGrafix Corporation. Under the terms of the Agreement and Plan of Merger, we will acquire all of the shares of common stock of ViaGrafix. Each ViaGrafix share will be exchanged for 1.846 shares of our common stock. The closing of the acquisition of ViaGrafix is subject to a number of customary conditions, including the vote of both companies' stockholders and registration of our common stock to be issued in the merger.

         ViaGrafix's training courses include interactive multimedia courses and tutorials for IT training and other subjects for a variety of computer software. ViaGrafix has an existing library of more than 1,000 titles. Its subsidiary, eTracks.com, Inc., provides interactive email broadcast services for businesses that rely on Web-based commerce and transactions and operates ClubMail, which in less than two years has developed an online community of more than 500,000 members.

         PANMEDIA CORPORATION ACQUISITION

         On May 13, 1999, we acquired all of the outstanding common stock of Panmedia Corporation, a privately held company. We issued 1,543,860 shares of our common stock to the Panmedia stockholders, Jason and Patricia Roberts. In connection with our acquisition of Panmedia, we appointed Jason Roberts, Panmedia's founder, President and Chief Executive Officer, as an Executive Vice President and member of our Board of Directors.

         Panmedia is the owner of Learn2.com, an internet learning community that offers step-by-step instructions on a wide spectrum of skills, activities and tasks; an extensive set of discussion forums where consumers can find and share information; and hundreds of helpful tips. Approximately 200 comprehensive tutorials and 1,000 learnlets, abbreviated tutorials, are currently available online, and another 200 tutorials are in the editorial development process.

         STREET TECHNOLOGIES, INC. ACQUISITION

         On February 19, 1999, we acquired all of the outstanding common stock and preferred stock of Street Technologies, Inc., a privately held company, and renamed it 7thStreet.com, Inc. We issued 4,948,182 shares of our common stock and 21,644 shares of our Series D Preferred Stock to the Street stockholders. The shares of our Series D Preferred Stock will automatically convert into approximately 7,214,666 shares of our common stock upon stockholder approval.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock described in this document. The selling stockholders will receive all of the proceeds from the sale of the common stock described in this prospectus.

                                 DIVIDEND POLICY

         We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                              SELLING STOCKHOLDERS

         CHARTERHOUSE EQUITY PARTNERS II, L.P.

         Chaterhouse Equity Partners received 4,267,965 shares of our common stock as payment for its approximately 5,510,220.72 shares of Street preferred stock. The general partner of Charterhouse Equity Partners is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly-owned subsidiary of Charterhouse Group International, Inc. As a result of the foregoing, all of the shares of Common Stock held by Charterhouse Equity Partners would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse Group. Patricia Riley, a Managing Director of Charterhouse Group, was a director of Street from April 9, 1996 until its acquisition by 7th Level.

         CHEF NOMINEES LIMITED

         Chef received 8,295 shares of our common stock as payment for its approximately 10,709.01 shares of Street preferred stock. Chef is an employee benefit plan for employees of a minority holder of non-voting stock of Charterhouse Group.

         STEPHEN P. GOTT

         Mr. Gott received 557,847 shares of our common stock and 17,969 shares of our Series D Preferred Stock as payment for his 11,625,000 shares of Street common stock. Mr. Gott's Series D Preferred Stock will be converted into 5,989,786 shares of our common stock if our stockholders approve the conversion. Mr. Gott was the founder, President, Chief Executive Officer and Chairman of the Board of Street. Mr. Gott is our President and Chief Executive Officer and is a member of our Board of Directors.

         SCOTT NEAR

         Mr. Near received 47,987 shares of our common stock and 1,546 shares of our Series D Preferred Stock as payment for his 1,000,000 shares of Street's common stock. Mr. Near's Series D Preferred Stock will be converted into 515,344 shares of our common stock if our stockholders approve the conversion. Mr. Near is a Senior Vice President-Development which was also his position at Street.

         SAFA ALAI

         Mr. Alai received 47,987 shares of our common stock and 1,546 shares of our Series D Preferred stock as payment for his 1,000,000 shares of Street's common stock. Mr. Alai's Series D Preferred Stock will be converted into 515,344 shares of our common stock if our stockholders approve the conversion. Mr. Alai is a Vice President of Engineering which was also his position at Street.

         WARD BITTER

         Mr. Bitter received 17,995 shares of our common stock and 580 shares of our Series D Preferred Stock as payment for his 375,000 shares of Street's common stock. Mr. Bitter's Series D Preferred Stock will be converted into 193,218 shares of our common stock if our stockholders approve the conversion. Mr. Bitter served as a Vice President of Street and currently is an employee of 7th Level.

         JASON ROBERTS AND PATRICIA ROBERTS

         Jason Roberts and Patricia Roberts received 1,543,860 shares of our common stock as payment for their 1,000 shares of Panmedia common stock. Mr. Roberts was the founder, President and Chief Executive Officer of Panmedia. Mrs. Roberts was the Secretary and Treasurer of Panmedia. Mr. Roberts is an Executive Vice President and is a member of our Board of Directors.

         ROBERTS-SHEFTS LLC

         Jason Roberts and Patricia Roberts contributed 231,579 shares of the common stock described above to the Roberts-Shefts LLC as part of a joint venture with Brian Shefts, the Vice President of Business Development of Panmedia, to invest in 7th Level. Jason Roberts, Patricia Roberts and Brian Shefts are the only members in the LLC.

         HOWARD AND TERRY MANDEL RECOVERABLE TRUST

         On May 18, 1999, we entered into an agreement with Alevy Productions, Inc. and Howie Mandel pursuant to which, among other things, we issued a warrant to purchase 25,126 shares of our common stock to the Howard and Terry Mandel Revocable Trust. Neither Alevy nor the Mandels have held any position or office nor had any material relationship with us during the past three years.

         The following table provides information regarding the selling stockholders' beneficial ownership of our common stock as of May 14, 1999 and as adjusted to reflect the sale of the shares of common stock offered under this prospectus. Beneficial ownership as defined in the Exchange Act includes options and other convertible securities which are exercisable within 60 days. However, for purposes of this table, we have assumed that our Series D Preferred Stock has already been converted into 7,220,323 shares of our common stock.

         Unless we have indicated otherwise, to our knowledge, each of the selling stockholders has sole voting and investment power with respect to its securities. On May 14, 1999, we had 32,642,902 shares of common stock outstanding.


                                                                         Number of
                                           Beneficial Ownership          Shares to           Beneficial Ownership
                                              of Common Stock            be Sold in             of Common Stock
                                             Prior to Offering            Offering              After Offering
Stockholder                              Number           Percent         --------          Number        Percent
-----------                              ------           -------                           ------        -------
Charterhouse Equity Partners            4,267,965          10.71%        4,267,965                0            0
II, L.P.

Chef Nominees Limited                       8,295            *               8,295                0            0

Stephen P. Gott                         6,547,632          16.43%          648,215        5,899,417        14.80%

Scott Near                                563,331           1.41%          140,810          422,521         1.06%

Safa Alai                                 563,331           1.41%          140,810          422,521         1.06%

Ward Bitter                               563,331           1.41%           17,995          545,336         1.37%

Jason Roberts and                       1,312,281           3.29%           80,000        1,232,281         3.09%
Patricia Roberts

Roberts-Shefts LLC                        231,579            *               5,000          226,579            *

Howard and Terry Mandel                    25,126            *              25,126                0            0
Revocable Trust


------------------------
*Less than 1%

                              PLAN OF DISTRIBUTION

         We are registering the shares of our common stock covered by this prospectus.

         As used in this prospectus, the selling stockholders include donees, pledgees, transferees or other successors in interest who will hold the selling stockholders' shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling stockholders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

         The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The selling stockholders may sell some or all of their common stock through:

o        ordinary brokers' transactions which may include long or short sales;

o transactions involving cross or block trades or otherwise on the Nasdaq National Market;

o purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

o        market makers or into an existing market for the common stock;

o other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

o        transactions in options, swaps or other derivatives; or

o any combination of the selling options described in this prospectus, or by any other legally available means.

         The selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

         In their selling activities, the selling stockholders will be subject to applicable provisions of the Exchange Act and the Exchange Act's rules and regulations, including Regulation M, which may limit the selling stockholders' timing of purchases and sales of our common stock.

         The selling stockholders and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling stockholders or any broker-dealer qualifies as an "underwriter," then they will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD.

         In conjunction with sales to or through brokers, dealers or agents, the selling stockholders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. We have also agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         In addition to selling its common stock under this prospectus, the selling stockholders may:

o Transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

o Sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

         We will amend or supplement this prospectus if required under the Securities Act. We have agreed to keep the Registration Statement effective until certain events occur which are described in the relevant Registration Rights Agreement.

         If the selling stockholders sell their shares of common stock in accordance with this prospectus, then the legends that restrict the transferability of their common stock will no longer be necessary. Accordingly, the new certificates will be issued to the transferee without restrictive legends.

         Under the securities law of certain states, the common stock offered by the selling stockholders may only be sold in those states using registered or licensed brokers or dealers.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of 7th Level, incorporated by reference herein and in the Registration Statement, have been audited by Arthur Andersen LLP, as of December 31, 1998 and for the year ended December 31, 1998, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The financial statements of 7thStreet.com, Inc. (formerly known as Street Technologies, Inc.), incorporated by reference herein and in the Registration Statement, have been audited by Arthur Andersen LLP, as of December 31, 1998 and for the year ended December 31, 1998, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

         The consolidated financial statements and financial statement schedule of 7th Level, as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG LLP contains an explanatory paragraph that states that 7th Level has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about 7th Level's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

         The financial statements of 7thStreet.com, Inc. (formerly known as Street Technologies, Inc.) as of and for the year ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

         This prospectus is part of a Registration Statement on Form S-3 that we are filing with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 0-24936.

         You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:


450 Fifth Street, N.W.     Northwest Atrium Center     7 World Trade Center
Room 1024                  500 West Madison Street     Suite 1300
Washington, D.C.  20549    Suite 1400                  New York, New York 10048
                           Chicago, Illinois 60661

         You may call the SEC at 1-800-732-0330 for further information about the public reference room.

         We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at HTTP://WWW.SEC.GOV. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning 7th Level may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all the shares of common stock described in this prospectus.

         The following documents filed with the SEC are incorporated by reference in this prospectus:

         1.   Our Annual Report on Form 10-K/A for the year ended December 31,
              1998.
         2.   Our Quarterly Report on Form 10-Q/A for the quarter ended
              March 31, 1999.

         3. Our Current Reports on Form 8-K dated January 15, 1999, February 16, 1999 and May 13, 1999 and Form 8-K/A filed with the SEC on April 16, 1999.
         4. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to:
7th Level, Inc., 925 Westchester Avenue, White Plains, New York 10604,
Attention: Chief Executive Officer, or by telephone (914) 682-4300.

                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
                          MAY NOT PROVE TO BE ACCURATE

         This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

         These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.

         We have described many of these factors in "Risk Factors" and "7th Level, Inc." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission Registration Fee........................$ 7,444.29
Printing and Engraving.....................................................  6,000.00
Legal Fees and Expenses.................................................... 10,000.00
Accounting Fees and Expenses............................................... 10,000.00
Miscellaneous..............................................................  1,000.00
  Total ...................................................................$34,444.29



         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by 7th Level.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of officers and directors of the Registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Restated Certificate of Incorporation and By-Laws of the Registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         Article Eighth of the Restated Certificate of Incorporation of the Registrant, as amended (the "Certificate"), provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Tenth of the Registrant's Certificate entitles directors and officers of the Registrant to indemnification to the fullest extent permitted by
Section 145 of the DGCL, as the
same may be supplemented from time to time. The Certificate further provides that the Registrant may, to the fullest extent authorized by the Board of Directors, indemnify any employee or agent of the Registrant.

         Pursuant to Section 145(g) of the DGCL, the Registrant's By-Laws, as amended, authorize the Registrant to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Registration cannot indemnify its officers and directors. The Registrant maintains a primary directors and officers liability and company reimbursement policy which, among other things, provides for payment up to $3 million on behalf of any of the Registrant's past, present or future directors or officers against Loss (as defined in such policy). The Registrant also maintains a supplemental insurance and company reimbursement policy providing for, among other things, payment up to $2 million on behalf of any of the Registrant past, present or future directors or officers against Loss (as defined in such policy).

ITEM 16.      EXHIBITS

         The following exhibits are filed as part of this Registration
Statement.


              Exhibit
               Number       Description
               ------       -----------
                5.1         Opinion of Swidler Berlin Shereff Friedman, LLP
               23.1         Consent of KPMG LLP
               23.2         Consent of KPMG LLP
               23.3         Consent of Arthur Andersen LLP
               23.4         Consent of Arthur Andersen LLP
               23.5         Consent of Swidler Berlin Shereff Friedman, LLP
                            (included in Exhibit 5.1)
               24.1         Power of Attorney (appears on signature page)



ITEM 17.       UNDERTAKINGS

         (a)   The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by 7th Level pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of White Plains, State of New York, on this 8th day of June, 1999.

                                  7TH LEVEL, INC.

                                  By:  /s/ Marc E. Landy
                                     -----------------------------------------
                                     Marc E. Landy
                                     Vice President, Chief Financial Officer
                                     and Secretary

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below constitutes and appoints Stephen P. Gott and Marc E. Landy, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

       Signature                      Title                            Date
       ---------                      -----                            ----

/s/ Stephen P. Gott     President, Chief Executive Officer and
----------------------  Director (Principal Executive Officer)     June 8, 1999
Stephen P. Gott

/s/ Marc E. Landy       Vice President, Chief Financial Officer
----------------------  and Secretary (Principal Financial and
Marc E. Landy           Accounting Officer)                        June 8, 1999

/s/ Donald Schupak      Chairman of the Board of Directors
----------------------  and Director                               June 8, 1999
Donald Schupak

/s/ Robert Alan Ezrin   Vice Chairman of the Board of Directors
----------------------  and Director                               June 8, 1999
Robert Alan Ezrin

/s/ Merv Adelson        Director                                   June 8, 1999
----------------------
Merv Adelson

/s/ James A. Cannavino  Director                                   June 8, 1999
----------------------
James A. Cannavino

/s/ Jason R. Roberts    Director                                   June 8, 1999
----------------------
Jason R. Roberts

                                 7TH LEVEL, INC.

                                    FORM S-3
                             REGISTRATION STATEMENT

                                  EXHIBIT INDEX


Exhibit
-------
    5.1       Opinion of Swidler Berlin Shereff Friedman, LLP

    23.1      Consent of KPMG LLP

    23.2      Consent of KPMG LLP

    23.3      Consent of Arthur Andersen LLP

    23.4      Consent of Arthur Andersen LLP

    23.5      Consent of Swidler Berlin Shereff Friedman, LLP (included in
              Exhibit 5.1)

    24.1      Power of Attorney (appears on signature page)
